Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vivakor, Inc.

We consent to the use, in this Form S-1 Registration Statement under the Securities Act of 1933, of our report dated November 6, 2020, with respect to the audit of the consolidated balance sheet of Vivakor, Inc. (the “Company”) as of December 31, 2019 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the period ended December 31, 2019 and the related notes to the consolidated financial statements, included herein and to the reference to our firm under the heading “Experts” in the prospectus to be filed on or around October 5, 2021.

/s/ Hall & Company CPAs

Irvine, California

October 5, 2021